The J. M. Smucker Company Announces Fiscal 2013 Fourth Quarter and Full Year Results

-- Record sales, earnings, and operating cash flow for fiscal 2013

-- Strong Q4 volume gains in U.S. retail market segments

-- Q4 EPS up 31 percent; Q4 EPS up 17 percent excluding special project costs

-- Company provides net sales and earnings outlook for 2014

ORRVILLE, Ohio, June 6, 2013 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the fourth quarter and year ended April 30, 2013. Results for the years ended April 30, 2013 and 2012, include the operations of the North American foodservice coffee and hot beverage business acquired from Sara Lee Corporation ("Sara Lee foodservice business") since the completion of the acquisition on January 3, 2012.

Executive Summary

	Three Months Ended April 30,			Year Ended April 30,
	2013	2012	% Increase (Decrease)	2013	2012	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,339.6	$ 1,355.4	(1%)	$ 5,897.7	$ 5,525.8	7%
Operating income	$ 214.1	$ 185.6	15%	$ 910.4	$ 778.3	17%
% of net sales	16.0%	13.7%		15.4%	14.1%
Net income:
Income	$ 130.3	$ 104.1	25%	$ 544.2	$ 459.7	18%
Income per diluted share	$ 1.22	$ 0.93	31%	$ 5.00	$ 4.06	23%

Operating income excluding special project costs	$ 225.3	$ 213.7	5%	$ 971.4	$ 893.9	9%
% of net sales	16.8%	15.8%		16.5%	16.2%
Net income excluding special project costs:
Income	$ 138.0	$ 122.0	13%	$ 584.8	$ 535.6	9%
Income per diluted share	$ 1.29	$ 1.10	17%	$ 5.37	$ 4.73	14%

  Fourth quarter net sales decreased 1 percent in 2013, compared to 2012, reflecting price declines taken earlier in fiscal 2013.  Overall volume increased 2 percent for the same period driven by increases of 6 and 4 percent in the U.S. Retail Coffee and U.S. Retail Consumer Foods segments, respectively.
  Operating income excluding the impact of restructuring, merger and integration, and certain pension settlement costs ("special project costs") increased 5 percent in the fourth quarter of 2013, compared to 2012, as the Company benefited from strong results in its U.S. Retail Coffee segment.
  Net income excluding special project costs increased 13 percent in the fourth quarter of 2013, compared to 2012, reflecting the increase in operating income as well as a lower effective tax rate.
  Fourth quarter net income per diluted share, excluding special project costs, increased 17 percent in 2013, compared to 2012, which includes the benefit from the Company's share repurchase activities over the past year.

"Our momentum continued through a strong fourth quarter, as we achieved record sales, earnings, and operating cash flow for the full fiscal year," commented Richard Smucker, Chief Executive Officer. "The record results we reported were achieved while also making significant investments toward our future growth and creating value for shareholders. In 2013, we increased the annual dividend paid per share by nine percent, while also repurchasing nearly four percent of our shares. Our long-term focus, strong consumer-relevant brands, robust innovation, and dedicated employees are keys to this success."

"Our fourth quarter results reflect the sustained momentum realized across our business, particularly in key categories such as coffee, peanut butter, and fruit spreads," added Vince Byrd, President and Chief Operating Officer. "Combining strong brand building, innovation, and productivity initiatives with an ability to quickly adapt to market conditions has created a platform for growth. We are well positioned to continue our history of delivering shareholder value."

Net Sales

	Three Months Ended April 30,				Year Ended April 30,
	2013	2012	Increase (Decrease)%		2013	2012	Increase (Decrease)%
	(Dollars in millions)

Net sales	$ 1,339.6	$1,355.4	$ (15.7)	(1%)	$ 5,897.7	$ 5,525.8	$ 371.9	7%
Adjust for certain noncomparable items:
Acquisition	-	-	-	0%	(237.1)	-	(237.1)	(4%)
Divestiture	-	-	-	0%	-	(8.0)	8.0	0%
Foreign exchange	2.3	-	2.3	0%	2.3	-	2.3	0%
Net sales adjusted for noncomparable impact of acquisition, divestiture, and foreign exchange	$ 1,342.0	$1,355.4	$ (13.4)	(1%)	$ 5,662.9	$ 5,517.8	$ 145.0	3%

Amounts may not add due to rounding.

Overall volume, based on weight, increased 2 percent in the fourth quarter of 2013, compared to the fourth quarter of 2012. Volume gains realized in Jif® peanut butter, Folgers® coffee, and Pillsbury® frostings more than offset decreases in the Company's flour brands, the Sara Lee foodservice business, and Crisco® shortening. Sales mix was favorable in the quarter reflecting the volume gains in the U.S. Retail Coffee segment.

Net sales decreased 1 percent in the fourth quarter of 2013, compared to the fourth quarter of 2012, primarily due to a 5 percent decrease in net price realization reflecting price declines taken earlier in fiscal 2013, notably on coffee and peanut butter.

Margins

	Three Months Ended April 30,		Year Ended April 30,
	2013	2012	2013	2012
	(% of net sales)

Gross profit	35.8%	33.2%	34.4%	33.4%
Selling, distribution, and administrative expenses:
Marketing	4.8%	4.0%	5.0%	4.9%
Selling	3.4%	3.4%	3.3%	3.3%
Distribution	2.9%	2.8%	2.7%	2.8%
General and administrative	6.4%	5.6%	5.5%	5.2%
Total selling, distribution, and administrative expenses	17.4%	15.8%	16.5%	16.2%
Amortization	1.8%	1.9%	1.6%	1.6%
Impairment charges	0.0%	0.3%	0.0%	0.1%
Other restructuring, merger and integration, and special projects costs	0.5%	1.6%	0.8%	1.3%
Loss on divestiture	0.0%	0.0%	0.0%	0.2%
Other operating expense (income) - net	0.0%	(0.1%)	(0.1%)	(0.0%)
Operating income	16.0%	13.7%	15.4%	14.1%

Amounts may not add due to rounding.

Gross profit increased $29.9 million, or 7 percent, in the fourth quarter of 2013, compared to 2012, due to favorable mix, lower manufacturing overhead driven by decreased costs and higher production volume, and an increase in sales volume. Excluding special project costs, gross profit increased $26.9 million, or 6 percent, and improved to 36.1 percent of net sales in the fourth quarter of 2013, compared to 33.7 percent in the fourth quarter of 2012.

Overall commodity costs were lower during the fourth quarter of 2013, compared to the fourth quarter of 2012, due primarily to green coffee. Price declines taken over the past year resulted in overall lower net price realization, and more than offset the impact of lower commodity costs. Unrealized mark-to-market adjustments on derivative contracts were a loss of $2.3 million in the fourth quarter of 2013, compared to a loss of $4.6 million in the fourth quarter of 2012.

Total selling, distribution, and administrative ("SD&A") expenses increased 9 percent in the fourth quarter of 2013, compared to the fourth quarter of 2012, and increased as a percentage of net sales from 15.8 percent to 17.4 percent. An increase in brand building investments during the fourth quarter, primarily in support of the Company's coffee brands, led to a 17 percent increase in marketing expenses, compared to 2012. General and administrative expenses increased 12 percent, over the same period, including an increase in incentive compensation costs. Distribution expenses increased 2 percent and selling expenses decreased 2 percent in the fourth quarter of 2013, compared to 2012.

Operating income increased $28.5 million in the fourth quarter of 2013, compared to 2012, as a decrease in special project costs mostly offset the increase in SD&A expenses. Special project costs were $16.9 million lower in the fourth quarter of 2013, compared to 2012, reflecting substantial progress made on the related projects, with the majority of costs having been incurred in past years. Excluding special project costs in both periods, operating income increased $11.5 million, or 5 percent, and improved from 15.8 percent of net sales in the fourth quarter of 2012 to 16.8 percent in the fourth quarter of 2013.

Income Taxes
Income taxes increased $1.8 million in the fourth quarter of 2013, compared to 2012, reflecting an increase in income before income taxes mostly offset by a decrease in the effective tax rate from 36.5 percent in the fourth quarter of 2012, to 32.1 percent in 2013. The effective tax rate decrease was primarily the result of lower state income taxes.

Segment Performance

	Three Months Ended April 30,			Year Ended April 30,
	2013	2012	% Increase (Decrease)	2013	2012	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 535.5	$ 542.2	(1%)	$ 2,306.5	$ 2,297.7	0%
U.S. Retail Consumer Foods	485.7	463.2	5%	2,214.8	2,094.5	6%
International, Foodservice, and Natural Foods	318.4	349.9	(9%)	1,376.4	1,133.6	21%

Segment profit:
U.S. Retail Coffee	$ 147.7	$ 125.0	18%	$ 607.5	$ 543.0	12%
U.S. Retail Consumer Foods	90.2	91.7	(2%)	415.3	393.3	6%
International, Foodservice, and Natural Foods	49.5	52.0	(5%)	198.2	168.6	18%

Segment profit margin:
U.S. Retail Coffee	27.6%	23.1%		26.3%	23.6%
U.S. Retail Consumer Foods	18.6%	19.8%		18.8%	18.8%
International, Foodservice, and Natural Foods	15.5%	14.9%		14.4%	14.9%

U.S. Retail Coffee
The U.S. Retail Coffee segment volume increased 6 percent in the fourth quarter of 2013, compared to the fourth quarter of 2012, led by increases of 4 percent in the Folgers® brand and 29 percent in Dunkin' Donuts® packaged coffee. Segment net sales decreased 1 percent in the fourth quarter of 2013, compared to the fourth quarter of 2012, as net price realization was lower primarily due to price declines taken over the past year. Since the fourth quarter of 2012, the Company has taken two price declines of approximately 6 percent each, effective May 2012 and February 2013. The impact of sales mix was favorable, driven by K-Cups® and the Dunkin' Donuts® brand. Net sales of K-Cups® increased $10.6 million, or 18 percent in the fourth quarter of 2013, compared to the fourth quarter of 2012, and contributed 2 percentage points of growth to segment net sales, while contributing nominally to volume growth.

The U.S. Retail Coffee segment profit increased $22.7 million, or 18 percent, in the fourth quarter of 2013, compared to the fourth quarter of 2012. Green coffee costs were significantly lower in the fourth quarter of 2013, compared to the fourth quarter of 2012, and were partially offset by lower price realization. The net benefit of lower commodity cost and price, increased sales volume, and lower manufacturing overhead contributed relatively equally to increased segment profit for the quarter, and more than offset an increase in marketing expenses. While segment profit growth fluctuated on a quarterly basis during the fiscal year due to the timing of pricing actions and recognized costs, the net impact of lower commodity costs and price did not contribute significantly to the increase in segment profit for the full year. Unrealized mark-to-market adjustments on derivative contracts, which represented a loss of $0.2 million in the fourth quarter of 2013, compared to a loss of $3.0 million in the fourth quarter of 2012, contributed $2.8 million to segment profit growth for the quarter.

U.S. Retail Consumer Foods
The U.S. Retail Consumer Foods segment net sales increased 5 percent in the fourth quarter of 2013, compared to 2012, as a 4 percent increase in segment volume and favorable sales mix offset overall lower net price realization. Jif® brand net sales decreased 1 percent in the fourth quarter of 2013, compared to 2012, due to lower net price realization including the impact of a price decline taken in the third quarter of 2013. Jif® brand volume increased 17 percent over the same period, as the prior year volume was challenged due to a 30 percent price increase earlier in fiscal 2012. Smucker's® fruit spreads net sales and volume increased 3 percent and 6 percent, respectively, in the fourth quarter of 2013, compared to 2012. Smucker's® Uncrustables® frozen sandwiches experienced another strong quarter as net sales and volume increased 20 percent and 22 percent, respectively, during the same period, benefiting from new distribution.

Crisco® brand net sales and volume decreased 4 percent and 3 percent, respectively, in the fourth quarter of 2013, compared to 2012. Volume for the Pillsbury® brand increased 5 percent, in the fourth quarter of 2013, compared to 2012, despite the tonnage impact of the previously disclosed cake mix downsizing, and was driven by frostings and baking mixes. Pillsbury® brand net sales increased 39 percent, benefiting from improved net price realization for baking mixes resulting from the cake mix downsizing and a change in promotional strategy. Canned milk net sales and volume increased 9 percent and 4 percent, respectively, during the fourth quarter of 2013, compared to 2012.

The U.S. Retail Consumer Foods segment profit decreased 2 percent in the fourth quarter of 2013, compared to the fourth quarter of 2012. Generally higher costs offset marginally lower peanut costs in the fourth quarter of 2013, compared to 2012, resulting in overall higher raw material costs. The Company decreased peanut butter prices by approximately 10 percent late in its fiscal third quarter in anticipation of further reductions in peanut costs later in fiscal 2014. As a result, peanut butter price realization was significantly lower and drove the decrease in segment profit. Segment profit was positively impacted by mix and volume, while marketing expenses decreased in fourth quarter of 2013, compared to 2012. Unrealized mark-to-market adjustments on derivative contracts were a loss of $0.6 million in the fourth quarter of 2013, compared to a loss of $0.2 million in the fourth quarter of 2012. Last year's segment profit included a $4.6 million noncash impairment charge.

International, Foodservice, and Natural Foods
Net sales in the International, Foodservice, and Natural Foods segment decreased 9 percent in the fourth quarter of 2013, compared to 2012, primarily driven by volume and lower net price realization. Segment volume decreased 4 percent primarily due to declines in the Sara Lee foodservice business, attributed in part to commencement of the Company's previously announced exits of nonbranded foodservice roast and ground coffee, and exiting a portion of the school Smucker's® Uncrustables® frozen sandwich business. Decreases in certain Canadian flour brands also contributed to the volume decline.

Segment profit decreased $2.6 million, or 5 percent, in the fourth quarter of 2013, compared to 2012, due primarily to lower volume and an increase in marketing expense. Overall raw material costs were lower and were partially offset by lower net price realization in the fourth quarter of 2013, compared to the fourth quarter of 2012, and mix was favorable. There was essentially no impact of unrealized mark-to-market adjustments on derivative contracts in the fourth quarter of 2013, compared to a loss of $1.2 million in the fourth quarter of 2012.

During the fourth quarter, the Company entered into a multi-year licensing and distribution agreement with Cumberland Packing Corp. ("Cumberland") whereby, beginning in July 2013, the Company will market and distribute Cumberland's branded tabletop sweeteners ("Cumberland products") to foodservice customers in the U.S. and to retail and foodservice customers in Canada. The Cumberland products include the Sweet'N Low®, NatraTaste®, Sugar In The Raw®, and Cumberland's other "In The Raw" brands. On a full-year basis, net sales of the Cumberland products are expected to approximate $40 million.

Other Financial Results and Measures

	Three Months Ended April 30,			Year Ended April 30,
	2013	2012	% Increase (Decrease)	2013	2012	% Increase (Decrease)
	(Dollars in millions)

Net cash provided by operating activities	$ 172.2	$ 261.7	(34%)	$ 855.8	$ 730.9	17%

Free cash flow	$ 112.2	$ 184.3	(39%)	$ 649.3	$ 456.7	42%

EBITDA	$ 277.3	$ 255.0	9%	$1,161.6	$ 1,027.9	13%
% of net sales	20.7%	18.8%		19.7%	18.6%

Cash provided by operating activities increased $124.9 million during 2013, primarily due to higher net income and less cash required to fund working capital, notably inventory, compared to 2012. Capital expenditures decreased $67.7 million during 2013, compared to 2012, primarily due to the decrease in restructuring related projects, and combined with the increase in cash provided by operating activities resulted in a $192.7 million increase in free cash flow for the year.

Outlook
For fiscal 2014, the Company expects net sales to be comparable to 2013 reflecting the full-year impact of price declines taken in 2013 and rationalization of previously discussed products, offset by net sales of Cumberland products and expected volume growth in key categories. Non-GAAP net income per diluted share is expected in the range of $5.65 to $5.75, which excludes special project costs of approximately $0.20 per diluted share. The Company expects free cash flow of approximately $600.0 million in fiscal 2014, reflecting capital expenditures of approximately $270.0 million.

Conference Call
The Company will conduct an earnings conference call and webcast today, Thursday, June 6, 2013, at 8:30 a.m. E.T. The webcast can be accessed from the Company's website at www.smuckers.com/investors. For those unable to listen to the live webcast, the webcast replay will be available at www.smuckers.com/investors following the call. An audio replay will also be available following the call until Thursday, June 13, 2013, and can be accessed by dialing 888-203-1112 or 719-457-0820, with an access code of 2721955.

Non-GAAP Measures
The Company uses non-GAAP financial measures including: net sales adjusted for the noncomparable impact of acquisition, divestiture, and foreign exchange; gross profit, operating income, net income, and net income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. The special project costs relate to specific restructuring, merger and integration, and pension settlement projects that are each nonrecurring in nature and can significantly affect the year-over-year assessment of operating results. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year quarter and year-to-date periods is included in the "Unaudited Non-GAAP Financial Measures" tables.

About The J. M. Smucker Company
For more than 115 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin' Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Cafe Bustelo®, Cafe Pilon®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC; Carnation® is a trademark of Societe des Produits Nestle S.A.; Dunkin' Donuts® is a registered trademark of DD IP Holder, LLC; and Sweet'N Low®, NatraTaste®, Sugar In The Raw®, and the other "In The Raw" trademarks are registered trademarks of Cumberland Packing Corp. and its affiliates.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. K-Cup® and K-Cups® are trademarks of Keurig, Incorporated.

The J. M. Smucker Company Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

  volatility of commodity markets from which raw materials, particularly green coffee beans, peanuts, soybean oil, wheat, milk, corn, and sugar, are procured and the related impact on costs;
  risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company's liquidity;
  crude oil price trends and their impact on transportation, energy, and packaging costs;
  the ability to successfully implement and realize the full benefit of price changes that are intended to ultimately fully recover cost including the competitive, retailer, and consumer response, and the impact of the timing of the price changes to profits and cash flow in a particular period;
  the success and cost of introducing new products and the competitive response;
  the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses;
  general competitive activity in the market, including competitors' pricing practices and promotional spending levels;
  the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost-effective manner;
  the successful completion of the Company's restructuring programs and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;
  the impact of food security concerns involving either the Company's or its competitors' products;
  the impact of accidents and natural disasters, including crop failures and storm damage;
  the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain raw materials, such as packaging for its Folgers® coffee products, and finished goods, such as K-Cups®, and the ability to manage and maintain key relationships;
  the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
  changes in consumer coffee preferences and other factors affecting the coffee business, which represents a substantial portion of the Company's business;
  a change in outlook or downgrade in the Company's public credit ratings by a rating agency;
  the ability of the Company to obtain any required financing on a timely basis and on acceptable terms;
  the timing and amount of capital expenditures, share repurchases, and restructuring costs;
  impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
  the impact of new or changes to existing governmental laws and regulations and their application;
  the impact of future legal, regulatory, or market measures regarding climate change;
  the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company's tax positions;
  foreign currency and interest rate fluctuations;
  political or economic disruption;
  other factors affecting share prices and capital markets generally; and
  risks related to other factors described under "Risk Factors" in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,			Year Ended April 30,
	2013	2012	% Increase (Decrease)	2013	2012	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$ 1,339,647	$ 1,355,353	(1%)	$ 5,897,654	$ 5,525,782	7%
Cost of products sold	856,049	898,682	(5%)	3,858,555	3,637,397	6%
Cost of products sold - restructuring and merger and integration	3,957	6,886	(43%)	11,545	43,162	(73%)
Gross Profit	479,641	449,785	7%	2,027,554	1,845,223	10%
Gross margin	35.8%	33.2%		34.4%	33.4%

Selling, distribution, and administrative expenses	233,488	214,513	9%	973,907	892,683	9%
Amortization	24,191	25,235	(4%)	96,785	88,060	10%
Impairment charges	-	4,590	(100%)	-	4,590	(100%)
Other restructuring and merger and integration costs	7,242	21,262	(66%)	42,764	72,493	(41%)
Other special project costs	-	-	n/m	6,669	-	n/m
Loss on divestiture	-	-	n/m	-	11,287	(100%)
Other operating expense (income) - net	658	(1,415)	(147%)	(3,007)	(2,173)	38%
Operating Income	214,062	185,600	15%	910,436	778,283	17%
Operating margin	16.0%	13.7%		15.4%	14.1%

Interest expense - net	(22,145)	(22,413)	(1%)	(93,397)	(79,792)	17%
Other (expense) income - net	(44)	709	(106%)	311	2,667	(88%)
Income Before Income Taxes	191,873	163,896	17%	817,350	701,158	17%
Income taxes	61,537	59,766	3%	273,136	241,414	13%
Net Income	$ 130,336	$ 104,130	25%	$ 544,214	$ 459,744	18%

Net income per common share	$ 1.22	$ 0.93	31%	$ 5.00	$ 4.06	23%

Net income per common share - assuming dilution	$ 1.22	$ 0.93	31%	$ 5.00	$ 4.06	23%

Dividends declared per common share	$ 0.52	$ 0.48	8%	$ 2.08	$ 1.92	8%

Weighted-average shares outstanding	107,192,882	111,405,674	(4%)	108,827,897	113,263,951	(4%)
Weighted-average shares outstanding – assuming dilution	107,209,912	111,445,492	(4%)	108,851,153	113,313,567	(4%)

The J. M. Smucker Company Unaudited Condensed Consolidated Balance Sheets

	April 30, 2013	April 30, 2012
	(Dollars in thousands)
Assets
Current Assets:
Cash and cash equivalents	$ 256,438	$ 229,708
Trade receivables	313,735	347,518
Inventories	945,526	961,576
Other current assets	79,520	104,663
Total Current Assets	1,595,219	1,643,465

Property, Plant, and Equipment - Net	1,142,522	1,096,089

Other Noncurrent Assets:
Goodwill	3,052,885	3,054,618
Other intangible assets - net	3,089,375	3,187,007
Other noncurrent assets	151,830	134,047
Total Other Noncurrent Assets	6,294,090	6,375,672
Total Assets	$ 9,031,831	$ 9,115,226

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 285,757	$ 274,725
Current portion of long-term debt	50,000	50,000
Other current liabilities	261,080	292,247
Total Current Liabilities	596,837	616,972

Noncurrent Liabilities:
Long-term debt	1,967,809	2,020,543
Other noncurrent liabilities	1,318,421	1,314,325
Total Noncurrent Liabilities	3,286,230	3,334,868

Shareholders' Equity	5,148,764	5,163,386
Total Liabilities and Shareholders' Equity	$ 9,031,831	$ 9,115,226

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended April 30,		Year Ended April 30,
	2013	2012	2013	2012
	(Dollars in thousands)

Operating Activities
Net income	$ 130,336	$ 104,130	$ 544,214	$ 459,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35,897	36,610	143,697	120,366
Depreciation - restructuring and merger and integration	3,164	6,821	10,406	38,570
Amortization	24,191	25,235	96,785	88,060
Impairment charges	-	4,590	-	4,590
Share-based compensation expense	5,468	5,187	21,289	21,711
Other restructuring activities	-	1,088	(693)	8,030
Loss on sale of assets - net	1,473	282	4,836	3,390
Loss on divestiture	-	-	-	11,287
Changes in assets and liabilities, net of effect from
businesses acquired:
Trade receivables	46,230	17,720	33,242	9,286
Inventories	(67,745)	30,173	15,161	(48,189)
Accounts payable	34,197	42,103	11,175	35,828
Accrued items	(31,774)	31,324	(6,735)	36,946
Proceeds from settlement of interest rate swaps - net	-	-	-	17,718
Defined benefit pension contributions	(9,441)	(4,431)	(39,976)	(11,428)
Accrued and prepaid taxes	(5,333)	9,939	(12,116)	(20,177)
Other - net	5,543	(49,081)	34,560	(44,803)
Net Cash Provided by Operating Activities	172,206	261,690	855,845	730,929

Investing Activities
Businesses acquired, net of cash acquired	-	5,100	-	(737,255)
Additions to property, plant, and equipment	(59,971)	(77,353)	(206,510)	(274,244)
Equity investment in affiliate	-	(35,874)	-	(35,874)
Proceeds from divestiture	-	-	-	9,268
Sales and maturities of marketable securities	-	-	-	18,600
Proceeds from disposal of property, plant, and equipment	196	1,255	3,311	4,039
Other - net	359	(19,377)	17,556	(20,398)
Net Cash Used for Investing Activities	(59,416)	(126,249)	(185,643)	(1,035,864)

Financing Activities
Repayments of long-term debt	(50,000)	-	(50,000)	-
Proceeds from long-term debt - net	-	-	-	748,560
Quarterly dividends paid	(56,313)	(54,278)	(222,788)	(213,667)
Purchase of treasury shares	(188,689)	(225,258)	(364,179)	(315,780)
Proceeds from stock option exercises	281	1,107	2,162	2,826
Other - net	940	602	(6,177)	(2,313)
Net Cash (Used for) Provided by Financing Activities	(293,781)	(277,827)	(640,982)	219,626
Effect of exchange rate changes on cash	(1,385)	1,666	(2,490)	(4,828)
Net (decrease) increase in cash and cash equivalents	(182,376)	(140,720)	26,730	(90,137)
Cash and cash equivalents at beginning of period	438,814	370,428	229,708	319,845
Cash and Cash Equivalents at End of Period	$ 256,438	$ 229,708	$ 256,438	$ 229,708

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

		Three Months Ended April 30,		Year Ended April 30,
		2013	2012	2013	2012
		(Dollars in thousands, except per share data)

Gross profit excluding special project costs (1)		$ 483,598	$ 456,671	$ 2,039,099	$ 1,888,385
	% of net sales	36.1%	33.7%	34.6%	34.2%

Operating income excluding special project costs (2)		$ 225,261	$ 213,748	$ 971,414	$ 893,938
	% of net sales	16.8%	15.8%	16.5%	16.2%

Net income excluding special project costs: (3)
	Income	$ 137,998	$ 122,044	$ 584,815	$ 535,579
	Income per common share -- assuming dilution	$ 1.29	$ 1.10	$ 5.37	$ 4.73

(1)	Reconciliation to gross profit:
	Gross profit	$ 479,641	$ 449,785	$ 2,027,554	$ 1,845,223
	Cost of products sold - restructuring and merger and integration	3,957	6,886	11,545	43,162
	Gross profit excluding special project costs	$ 483,598	$ 456,671	$ 2,039,099	$ 1,888,385

(2)	Reconciliation to operating income:
	Operating income	$ 214,062	$ 185,600	$ 910,436	$ 778,283
	Cost of products sold - restructuring and merger and integration	3,957	6,886	11,545	43,162

	Other restructuring and merger and integration costs	7,242	21,262	42,764	72,493
	Other special project costs	-	-	6,669	-
	Operating income excluding special project costs	$ 225,261	$ 213,748	$ 971,414	$ 893,938

(3)	Reconciliation to net income:
	Net income	$ 130,336	$ 104,130	$ 544,214	$ 459,744
	Income taxes	61,537	59,766	273,136	241,414
	Cost of products sold - restructuring and merger and integration	3,957	6,886	11,545	43,162

	Other restructuring and merger and integration costs	7,242	21,262	42,764	72,493
	Other special project costs	-	-	6,669	-
	Income before income taxes, excluding special project costs	$ 203,072	$ 192,044	$ 878,328	$ 816,813
	Income taxes, as adjusted	65,074	70,000	293,513	281,234
	Net income excluding special project costs	$ 137,998	$ 122,044	$ 584,815	$ 535,579

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

		Three Months Ended April 30,		Year Ended April 30,
		2013	2012	2013	2012
		(Dollars in thousands, except per share data)

Earnings before interest, taxes, depreciation, and amortization(4)		$ 277,270	$ 254,975	$ 1,161,635	$ 1,027,946
	% of net sales	20.7%	18.8%	19.7%	18.6%

Free cash flow (5)		$ 112,235	$ 184,337	$ 649,335	$ 456,685

(4)	Reconciliation to net income:
	Net income	$ 130,336	$ 104,130	$ 544,214	$ 459,744
	Income taxes	61,537	59,766	273,136	241,414
	Interest expense - net	22,145	22,413	93,397	79,792
	Depreciation	35,897	36,610	143,697	120,366
	Depreciation - restructuring and merger and integration	3,164	6,821	10,406	38,570
	Amortization	24,191	25,235	96,785	88,060
	Earnings before interest, taxes, depreciation, and amortization	$ 277,270	$ 254,975	$ 1,161,635	$ 1,027,946

(5)	Reconciliation to cash provided by operating activities:
	Cash provided by operating activities	$ 172,206	$ 261,690	$ 855,845	$ 730,929
	Additions to property, plant, and equipment	(59,971)	(77,353)	(206,510)	(274,244)
	Free cash flow	$ 112,235	$ 184,337	$ 649,335	$ 456,685

The Company uses non-GAAP financial measures including: net sales adjusted for the noncomparable impact of acquisition, divestiture, and foreign exchange; gross profit, operating income, net income, and net income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally.  The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis.  The special project costs relate to specific restructuring, merger and integration, and pension settlement projects that are each nonrecurring in nature and can significantly affect the year-over-year assessment of operating results.  These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity.  These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2013	2012	2013	2012
	(Dollars in thousands)

Net sales:
U.S. Retail Coffee	$ 535,502	$ 542,219	$ 2,306,482	$ 2,297,737
U.S. Retail Consumer Foods	485,745	463,215	2,214,775	2,094,456
International, Foodservice, and Natural Foods	318,400	349,919	1,376,397	1,133,589
Total net sales	$ 1,339,647	$ 1,355,353	$ 5,897,654	$ 5,525,782

Segment profit:
U.S. Retail Coffee	$ 147,725	$ 124,997	$ 607,502	$ 543,012
U.S. Retail Consumer Foods	90,216	91,681	415,338	393,300
International, Foodservice, and Natural Foods	49,452	52,007	198,188	168,572
Total segment profit	$ 287,393	$ 268,685	$ 1,221,028	$ 1,104,884
Interest expense - net	(22,145)	(22,413)	(93,397)	(79,792)
Share-based compensation expense	(5,285)	(4,972)	(20,541)	(19,292)
Cost of products sold - restructuring and merger and integration	(3,957)	(6,886)	(11,545)	(43,162)
Other restructuring and merger and integration costs	(7,242)	(21,262)	(42,764)	(72,493)
Other special project costs	-	-	(6,669)	-
Corporate administrative expenses	(56,847)	(49,965)	(229,073)	(191,654)
Other (expense) income - net	(44)	709	311	2,667
Income before income taxes	$ 191,873	$ 163,896	$ 817,350	$ 701,158

Segment profit margin:
U.S. Retail Coffee	27.6%	23.1%	26.3%	23.6%
U.S. Retail Consumer Foods	18.6%	19.8%	18.8%	18.8%
International, Foodservice, and Natural Foods	15.5%	14.9%	14.4%	14.9%

(Logo: http://photos.prnewswire.com/prnh/20071219/SMUCKERLOGO)

CONTACT: The J. M. Smucker Company, (330) 682-3000, Investors, Sonal Robinson, Vice President, Investor Relations, or Media, Maribeth Burns, Vice President, Corporate Communications